Exhibit 10.18.1

CONFIDENTIAL

December 22, 2008

Ms. Lisa A. Honnold

4211 West Boy Scout Blvd.

Tampa, FL 33607

Dear Lisa:

The terms of your employment with Walter Industries, Inc. (the “Company”) are currently governed by a letter employment agreement dated March 14, 2006 (the “Original Agreement”). New tax rules under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) require that certain provisions of our Original Agreement be amended. Accordingly, you and the Company hereby amend the terms of your employment as set forth below. To the extent the terms of this letter agreement are inconsistent with the terms of the Original Agreement, the terms of this letter agreement will control.

1.     The second sentence of Section 2(b) of the Original Agreement is deleted in its entirety and replaced with the following:

“The amount of your bonus will fluctuate based upon actual performance under the Company’s Executive Incentive Plan (or successor annual bonus plan as in effect from time to time).”

2.     The first sentence of Section 5 of the Original Agreement and the two bullet points thereafter are deleted in its entirety and replaced with the following:

“5.           Severance Benefits

a)  In the event of your Involuntary Termination (as defined below), other than for “Cause” (as defined below), you will be eligible for the following severance benefits:

(i)            Twelve (12) months of base salary continuation at the rate in effect at the date of your separation from service (the “Severance Date”); provided that base salary will be paid in accordance with the payroll dates in effect on the Severance Date, and such payment dates will not be affected by any subsequent change in payroll practices.

(ii)           Payment of an amount equal to your target bonus for the year that includes the Severance Date under the Executive Incentive Plan (or successor annual bonus plan), payable during the year following the year that includes the Severance Date.

(iii)          Except as provided below, continuation of all fringe benefits at the level in effect on the Severance Date, in each case beginning immediately upon the Severance Date and continuing until the earlier of (A) the date that is twelve (12) months after the Severance Date, (B) the last date you are eligible to participate in the benefit under applicable law, or (C) the date you are eligible to receive comparable benefits from a subsequent employer, as determined solely by the Company in good faith. Such benefits shall be provided to you at the same coverage level and cost to you as in effect on the Severance Date. Notwithstanding the foregoing, your participation in the Employee Stock Purchase Plan and long-term disability insurance plan, and your ability to make deferrals under the 401(k) plan, will cease effective on the Severance Date.

To the extent required by law, you shall qualify for COBRA health benefit continuation coverage beginning upon expiration of the twelve (12) month benefit continuation period described above.

For purposes of enforcing this subsection (iii), you shall be deemed to have a duty to keep the Company informed as to the terms and conditions of any subsequent employment and the corresponding benefits earned from such employment, and shall provide, or cause to provide, to the Company in writing correct, complete, and timely information concerning the same.

b)             Notwithstanding anything to the contrary in this agreement, if you are a Specified Employee (as defined below) on the Severance Date, to the extent that you are entitled to receive any benefit or payment under this agreement that constitutes deferred compensation within the meaning of Section 409A of the Code before the date that is six (6) months after the Severance Date, such benefits or payments shall not be provided or paid to you on the date otherwise required to be provided or paid. Instead, all such amounts shall be accumulated and paid in a single lump sum to you on the first business day after the date that is six (6) months after the Severance Date (or, if earlier, within fifteen (15) days following your date of death). If you are required to pay for a benefit that is otherwise required to be provided by the Company under this agreement by reason of this Section 5(b), you shall be entitled to reimbursement for such payments on the first business day after the date that is six (6) months after the Severance Date (or, if earlier, within fifteen (15) days following your date of death). All benefits or payments otherwise required to be provided or paid on or after the date that is six (6) months after the Severance Date shall not be affected by this Section 5(b) and shall be provided or paid in accordance with the payment schedule applicable to such benefit or payment under this agreement.  Prior to the imposition of the six month delay as set forth in this Section 5(b), it is intended that (i) each installment under this agreement be regarded as a separate “payment” for purposes of Section 409A of the Code, and (ii) all benefits or payments provided under this agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code provided under Treasury Regulations Sections 1.409A-1(b)(4) (short-term deferral) or 1.409A-1(b)(9) (certain separation pay plans). This Section 5(b) is intended to comply with the requirements of Section 409A(a)(2)(B)(i) of the Code.

c) For purposes of this agreement, the following terms have the meanings set forth below:

(i) “Involuntary Termination” means your involuntary separation from service within the meaning of Treasury Regulations Section 1.409A-1(n)(1).

(ii) “Separation from service” means your “separation from service” from your employer within the meaning of Section 409A(a)(2)(A)(i) of the Code and the default rules of Treasury Regulations Section 1.409A-1(h). For this purpose, your “employer” is the Company and every entity or other person which collectively with the Company constitutes a single service recipient (as that term is defined in Treasury Regulations Sections 1.409A-1(g)) as the result of the application of the rules of Treasury Regulations Sections 1.409A-1(h)(3); provided that an 80% standard (in lieu of the default 50% standard) shall be used for purposes of determining the service recipient / employer for this purpose.

(iii)”Specified Employee” means a “specified employee” of the service recipient that includes the Company (as determined under Treasury Regulations Sections 1.409A-1(g)) within the meaning of Section 409A(a)(2)(B)(i) of the Code and Treasury Regulations Section 1.409A-1(i), as determined in accordance with the procedures adopted by such service recipient that are then in effect, or, if no such procedures are then in effect, in accordance with the default procedures set forth in Treasury Regulations Section 1.409A-1(i).

d)            You shall not be entitled to severance benefits under this agreement in the event you experience a separation from service within twenty-four months after a Change in Control of the Company (as defined in your Executive Change in Control Severance Agreement with the Company). Severance benefits payable upon a separation from service during such period, if any, shall be determined and paid under such Executive Change in Control Severance Agreement.”

3.     For avoidance of doubt, the definition of “Cause” in Section 5 of the Original Agreement remains in full force and effect.

4.     A new Section 10 is inserted immediately after Section 9 of the Original Agreement, as follows:

“10.         To the extent this agreement provides for reimbursements of expenses incurred by you or in-kind benefits the provision of which are not exempt from the requirements of Section 409A of the Code, the following terms apply with respect to such reimbursements or benefits: (1) the reimbursement of expenses or provision of in-kind benefits will be made or provided only during the period of time in which you are employed by the Company or during the other period of time specifically provided herein; (2) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year will not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (3) all reimbursements will be made upon your request in accordance with the Company’s normal policies but no later than the last day of the calendar year immediately following the calendar year in which the expense was incurred; and (4) the right to the reimbursement or the in-kind benefit will not be subject to liquidation or exchange for another benefit.”

5.     This letter agreement records the final, complete, and exclusive understanding among the parties regarding the amendment of the Original Agreement. As amended by this letter agreement, the Original Agreement is ratified and remains in full force and effect in accordance with its terms.

If you are in agreement with the foregoing terms, please sign and return one copy of this letter agreement, and retain one for your record.

Very truly yours,

/s/ Larry E. Williams
Name:	Larry E. Williams
Title:	SVP-HR

Agreed and Accepted:

/s/ Lisa A. Honnold
Lisa A. Honnold

Date:	December 31, 2008